Exhibit 99.1

Aspira Women’s Health Announces Preliminary First Quarter 2023 OvaSuite Volume Increase of 29% and Plans to Announce Full Earnings Results on May 11, 2023

Preliminary first quarter 2023 volume was 6,259 tests, an increase of 29% compared to last year, the highest volume quarter in the company’s history

Management to host its first quarter earnings conference call on Thursday, May 11 at 4:30 pm

AUSTIN, Texas – April 27, 2023 (GLOBE NEWSWIRE) – Aspira Women’s Health Inc. (“Aspira”), a bio-analytical based women’s health company focused on the development of gynecologic disease diagnostic tools, today announced preliminary first quarter OvaSuite volume and earnings conference call details.

Preliminary First Quarter Highlights

•	Preliminary OvaSuite volume increased 29% to 6,259 tests performed during the quarter ended March 31, 2023, compared to 4,846 tests for the same period in 2022
•	The Company is reiterating full-year 2023 expected operating cash utilization of $16 million to $19 million

“We are pleased with early OvaWatch adoption following the product’s launch in December 2022, which helped to drive the record 29% increase in volume for the first quarter compared to 2022,” said Nicole Sandford, CEO of Aspira Women’s Health. “We continue to see improvements in provider demand for OvaSuite. Since we launched Ova1Plus, healthcare providers have ordered more than 75,000 of our ovarian cancer risk assessment blood tests. Our sales and marketing strategies have taken shape and are improving in both effectiveness and efficiency, a trend we expect to accelerate in 2023. We look forward to sharing more information on our upcoming investor conference call scheduled for May 11, 2023 at 4:30 pm.”

Conference call & Webcast Details:

Date:Thursday, May 11

Time:4:30 pm Eastern Time

Toll Free:1-800-945-9434

International:1-212-231-2937

Conference ID:22026795

Webcast:Click HERE

The webcast will also be available on the Events & Presentation page of the Aspira Women’s Health Investor Relations website. An archive of the webcast replay will be available on the Company’s website for up to 90 days.

About Aspira Women’s Health Inc.
Aspira Women’s Health Inc. is transforming women’s gynecological health with the discovery, development, and commercialization of innovative testing options for women of all races and ethnicities. OvaWatchSM is a non-invasive, blood-based test intended for use in the initial clinical assessment of ovarian cancer risk in women with benign or indeterminate adnexal masses for which surgical intervention may be either premature or unnecessary. With a negative predictive value (NPV) of 99%, OvaWatch allows physicians to confidently rule out ovarian cancer malignancy and choose the appropriate clinical management for the right patient at the right time.

Ova1Plus® combines our FDA-cleared products, Ova1® and OVERA®, to detect risk of ovarian malignancy in women with adnexal masses planned for surgery. EndoCheck™, Aspira’s first-of-its-kind non-invasive diagnostic test for endometriosis, is currently in development. Visit our website for more information at www.aspirawh.com.

Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the potential effects of widespread use of OvaWatch and the availability of OvaWatch in New York. Forward-looking statements involve a number of risks and uncertainties. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” in Aspira’s Annual Report on Form 10-K for the year ended December 31, 2022. These risks include, but are not limited to: our ability to continue as a going concern; our ability to comply with Nasdaq’s continued listing requirements; impacts resulting from potential changes to coverage of Ova1 through our Medicare Administrative Carrier for Ova1; impacts resulting from or relating to the COVID-19 pandemic and actions taken to contain it; anticipated use of capital and its effects; our ability to increase the volume of our product sales; failures by third-party payers to reimburse for our products and services or changes to reimbursement rates; our ability to continue developing existing technologies and to develop, protect and promote our proprietary technologies; plans to develop and perform laboratory developed tests; our ability to comply with Food and Drug Administration (“FDA”) regulations that relate to our products and to obtain any FDA clearance or approval required to develop and commercialize medical devices; our ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; our ability to compete successfully; our ability to obtain any regulatory approval required for our future diagnostic products; or our suppliers’ ability to comply with FDA requirements for production, marketing and post-market monitoring of our products; our ability to maintain sufficient or acceptable supplies of immunoassay kits from our suppliers; in the event that we succeed in commercializing our products outside the United States, the political, economic and other conditions affecting other countries; changes in healthcare policy; our ability to comply with the additional laws and regulations that apply to us in connection with the operation of ASPiRA LABS; our ability to use our net operating loss carryforwards; our ability to use intellectual property; our ability to successfully defend our proprietary technology against third parties; our ability to obtain licenses in the event a third party successfully asserts proprietary rights; the liquidity and trading volume of our common stock; the concentration of ownership of our common stock; our ability to retain key employees; our ability to secure additional capital on acceptable terms to execute our business plan; business interruptions; the effectiveness and availability of our information systems; our ability to integrate and achieve anticipated results from any acquisitions or strategic alliances; future litigation against us, including infringement of intellectual property and product liability exposure; and additional costs that may be required to make further improvements to our laboratory operations. The events and circumstances reflected in Aspira’s forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Aspira expressly disclaims any obligation to update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Monique Kosse

Managing Director

LifeSci Advisors, LLC

Tel: 212-915-3820

monique@lifesciadvisors.com